Exhibit 99.1


        ROYAL PRECISION AND ROYAL ASSOCIATES JOINTLY ANNOUNCE COMPLETION
                            OF GOING PRIVATE MERGER

                              For Immediate Release

Contact for Royal Precision, Inc.:  JOHN C. LAUCHNOR,
                                    President and Chief Executive Officer
                                    FRANK W. MERTES, Vice President - Finance and Chief Financial Officer
                                    Royal Precision, Inc.
                                    (860) 489-9254
                                    INTERNET: WWW.ROYALPRECISION.COM

                                    RCG Capital Markets Group, Inc.
                                    (480) 675-0400
                                    RETAIL: JOE DORAME
                                    ANALYSTS/INSTITUTIONAL: JOE DIAZ
                                    MEDIA: JEFF STANLIS
                                    INTERNET: WWW.RCGONLINE.COM

Contact for Royal Associates, Inc.: CHRISTOPHER JOHNSTON,
                                    President and Chief Executive Officer
                                    KENNETH J. WARREN, Secretary
                                    Royal Associates, Inc.
                                    (614) 766-1960

     (FEBRUARY 4, 2003) - TORRINGTON, CT AND DUBLIN, OH - Royal Precision, Inc. (OTC:BB: RIFL), the manufacturer of Precision and Rifle branded steel and graphite shafts, several of the most widely-used golf club shafts on the professional golf tours, and distributor of Royal Grip(R) golf club grips, and Royal Associates, Inc. ("RA"), a privately-held holding company, jointly announced today that the stockholders of Royal Precision holding more than a majority of the issued and outstanding shares, by action in writing, had approved the Agreement and Plan of Merger ("Merger Agreement"), and pursuant to the Merger Agreement, RA Merger Sub, Inc, a wholly-owned subsidiary of RA, was merged with and into Royal Precision. Royal Precision has filed a certification and request with the Securities and Exchange Commission for termination of its public reporting obligations and of its registration under the Securities Exchange Act.

     As previously disclosed, as a result of the Merger, Royal Precision has become a wholly-owned subsidiary of RA. An investor group that includes Christopher A. Johnston, the Chairman of Royal Precision, John C. Lauchnor, the President, Chief Executive Officer and a director of Royal Precision, the remaining directors of Royal Precision, and certain other third parties are the owners of RA. All Royal Precision stockholders, other than the members of the
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investor group and those who properly pursue  dissenters  rights of appraisal of their Royal Precision shares, are entitled to receive $.10 for each Royal Precision share held.

ABOUT ROYAL ASSOCIATES, INC.:

     RA is a closely held holding company formed by Christopher A. Johnston, Chairman of the Board of Royal Precision, John C. Lauchnor, President and Chief Executive Officer of Royal Precision, and Kenneth J. Warren, Richard P. Johnston, David E. Johnston and Charles S. Mechem, all of whom serve as directors of Royal Precision, and Robert Jaycox. Having completed its acquisition of Royal Precision, RA intends to pursue acquisitions, both within and outside of the golf industry.

ABOUT ROYAL PRECISION, INC.:

     Royal Precision, Inc. is a leading designer, manufacturer and distributor of high-quality, innovative golf club shafts, including the Rifle shaft featuring Royal Precision's "Frequency Coefficient Matching" technology, or "FCM," designed to provide consistent flex characteristics to all the clubs in a golfer's bag. Royal Precision, Inc. is also a designer and distributor of Royal Grip(R) golf club grips offering a wide variety of standard and custom models, all of which feature durability and a distinctive feel and appearance.